Exhibit 8.1
Mayer Brown LLP
1675 Broadway
New York, New York 10019-5820
Main Tel (212) 506-2500
Main Fax (212) 262-1910
www.mayerbrown.com
March 27, 2009
Here Media, Inc.
10990 Wilshire Boulevard
Penthouse
Los Angeles, CA 90024
Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to the Here Media, Inc. (“Parent”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of HMI Merger Sub (“Merger Sub”), a Delaware corporation and a direct, wholly-owned subsidiary of Parent, with and into PlanetOut Inc. (“PlanetOut”), a Delaware corporation, in exchange for shares of Parent Common Stock and Parent Special Stock, and the proposed contribution (the “Contribution”) by Stephen P. Jarchow, Paul A. Colichman, and Here Management LLC, a Texas limited liability company (together, the “HMI Owners”), of 100% of the outstanding equity interests in Here Networks LLC, a Texas limited liability company, and Regent Entertainment Media, Inc., a Delaware corporation, (together, the “HMI Entities”) to Parent in exchange solely for shares of Parent Common Stock. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger dated as of January 8, 2009, among PlanetOut, Parent, Merger Sub, the HMI Owners, and the HMI Entities (the “Merger Agreement”). This opinion is being delivered in connection with the declaration of the effectiveness by the Securities and Exchange Commission of Parent's Registration Statement on Form S-4 (File No. 333-156726) relating to the common stock and special stock of Parent to be issued in the proposed Merger and Contribution pursuant to the Merger Agreement (the “Registration Statement”).
     In acting as counsel to Parent in connection with the Merger and Contribution, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Proxy Statement/Prospectus contained in the Registration Statement (the “Proxy Statement/Prospectus”).
     You have requested that we render the opinion set forth below. In rendering such opinion set forth below, we have assumed with your consent that (i) the Merger and Contribution will be effected in accordance with the Merger Agreement (and exhibits thereto) without the waiver or modification of any material term or condition and in accordance with the General Corporation Law of the State of Delaware, as described in the Proxy Statement/Prospectus, (ii) the factual representations made by the HMI Owners, PlanetOut, Merger Sub and Parent in letters provided to us dated as of the date hereof
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown LLP
March 27, 2009

(the “Tax Certificates”) are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time), (iii) any factual representations made in such letters “to the Knowledge of” or similarly qualified are true, correct and complete without such qualification and (iv) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Proxy Statement/Prospectus, are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Effective Time of the Contribution, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such documents.
     If the Merger and Contribution are effected on a factual basis different from that contemplated in the Merger Agreement, the Tax Certificates and the Proxy Statement/Prospectus, the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. Because this opinion is being delivered prior to the Effective Time of the Merger and Contribution, it must be considered prospective and dependent on future events. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger and Contribution or that contrary positions may not be taken by the Internal Revenue Service.
     Subject to the foregoing and to the qualifications and limitations set forth herein:
(i)	we are of the opinion that for United States federal income tax purposes the Merger and the Contribution when taken together, will qualify as an exchange described in Section 351 of the Code; and

(ii)	the discussion of the consequences of the Merger and the Contribution set forth under the captions “The Proposed Business Combination—Material Federal Income Tax Consequences—Federal Income Tax

Mayer Brown LLP
March 27, 2009

Characterization and the Merger and Contribution” and “The Proposed Business Combination—Material Federal Income Tax Consequences—Federal Income Tax Consequences to Here Media and Planet Out” in the Proxy Statement/Prospectus is our opinion to the extent the statements contained therein relate to matters of U.S. federal income tax law or legal conclusions with respect thereto.
     We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger and Contribution under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any laws other than the federal laws of the United States.
     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax considerations of the Merger and Contribution, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP